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                                                           EXHIBIT 5

                          HELEN P. STARR
                          ATTORNEY AT LAW
                  6010 THIRTY-THIRD STREET, N.W.
                   WASHINGTON, D.C. 20015-1606
                         (202) 237-7750
                   (202) 237-8055 (FACSIMILE)

                                                  September   , 1995

The Toro Company
8111 Lyndale Avenue South
Minneapolis, Minnesota 55420

   Re:  Registration Statement on Form S-3

Gentlemen:

     In connection with the Registration Statement on Form S-3 filed by The Toro Company (the "Company") with the Securities and Exchange Commission relating to an aggregate of up to 100,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), and up to 100,000 related Preferred Share Purchase Rights (the "Rights") of the Company, please be advised that as counsel to the Company, upon examination of such corporate documents and records as I have deemed necessary or advisable for the purpose of rendering this opinion, it is my opinion that:

     1. The shares of Common Stock being offered by the Company, when issued and paid for as contemplated by such Registration Statement, will be legally issued, fully paid and non-assessable; and

     2. The Rights, if and when issued as contemplated by the Rights Agreement dated June 14, 1988 (the "Rights Agreement"), will have been legally issued and entitled to the benefits of the Rights Agreement pursuant to which they will be issued.

     I hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement, and to the references to my name under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                              Sincerely,


                              HELEN P. STARR
                              -------------------------------
                              Helen P. Starr